                         PUBLIC SERVICE COMPANY OF COLORADO
                                  AND SUBSIDIARIES

                   COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                           TO CONSOLIDATED FIXED CHARGES


                                                            Year Ended December 31,
                                            ------------------------------------------------------
                                              1997        1996        1995       1994       1993
                                            --------    --------    --------   --------   --------
                                                     (Thousands of Dollars, except ratios)
Fixed charges:
Interest on long-term debt                  $114,460    $ 92,205    $ 85,832   $ 89,005   $ 98,089
Interest on borrowings against
    COLI contracts                            46,082      40,160      34,717     29,786     25,333
Other interest                                24,117      17,238      23,392     14,235      9,445
Amortization of debt discount and
    expense less premium                       3,987       3,621       3,278      3,126      2,018
Interest component of rental expense           9,012      10,649       6,729      6,888      6,824
                                            --------    --------    --------   --------   --------
  Total                                     $197,658    $163,873    $153,948   $143,040   $141,709
                                            --------    --------    --------   --------   --------
                                            --------    --------    --------   --------   --------
Earnings (before fixed charges and
taxes on income):
  Net income                                $204,042    $190,346    $178,856   $170,269   $157,360
  Fixed charges as above                     197,658    $163,873    $153,948   $143,04    $141,709
  Provisions for Federal and state
     taxes on income, net of investment
     tax credit amortization                  90,813      96,331      95,357     48,500     60,994
                                            --------    --------    --------   --------   --------
  Total                                     $492,513    $450,550    $428,161   $361,809   $360,063
                                            --------    --------    --------   --------   --------
                                            --------    --------    --------   --------   --------
Ratio of earnings to fixed charges              2.49        2.75        2.78       2.53       2.54
                                            --------    --------    --------   --------   --------
                                            --------    --------    --------   --------   --------
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